Exhibit 10.0
Feedstock Agreement

                               FEEDSTOCK AGREEMENT

         This AGREEMENT is made this 3rd day of November, 2005 (the "Effective Date") by and between Future Fuels, Inc., a Nevada corporation ("FFI") with offices located in Washington, DC and Ocean County Recycling Center, Inc., a New Jersey Corporation (hereinafter called "OCRC"), with offices located at 1497 Lakewood Road, Dover Township, Ocean County, New Jersey.

                                   BACKGROUND

         WHEREAS, OCRC currently operates a recycling center in Toms River New Jersey and holds the rights, title, and interest to New Jersey Department of Environmental Protection, Division of Solid & Hazardous Waste, Class B Recycling

Center Permit No. CBG040002, and;

         WHEREAS, the NJDEP Permit authorizes OCRC to accept for recycling up to 600 tons per day of assorted waste materials at their Lot 26, Block 410 on the Official Tax Map of the Township of Dover, County of Ocean, and State of New Jersey, location, more commonly known as 1497 Lakewood Road, Toms River, New Jersey, and;

         WHEREAS, FFI is a corporation and proposes to erect a 52 million gallon waste to ethanol recycling facility ("Production Facility") on a section of land located within aforesaid the 1497 Lakewood Road, tract of land, and;

         WHEREAS, FFI desires to enter into an agreement with OCRC for the supply of waste streams, such as wood waste, tires and any other wastes suitable for the production of ethanol and/or other products that may be produced at the Production Facility, and;

         NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties agree as follows:

         1. Covenants of OCRC. OCRC hereby agrees to continue current operations by accepting for recycling waste streams such as, tires, trash, wood wastes, agricultural byproducts, and all other carbonaceous wastes authorized for recycling by the NJDEP Permit and consistent with other municipal, state, and federal regulations, if any, and agrees to use its best efforts to secure contracts with suppliers that contractually guarantees an ongoing daily supply of suitable waste streams to FFI at the Production Facility that is commensurate with FFI's daily requirements as identified herein.

                  1.1 Quantity. FFI estimates that it will require approximately 117,000 to165,000 tons of waste streams per year for 24/7 operations, based upon a 340 days per year operating schedule, and OCRC hereby covenants to supply FFI with a minimum of 117,000 tons per year, and up to 165,000 tons per year, of waste streams suitable for the production of ethanol through their ongoing operations and/or through OCRC contracts with outside suppliers for so long as FFI is operating 24/7 based upon 340 days per year.


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                  1.2 Waste Stream Supply. OCRC shall maintain responsibility for all costs related to incoming waste streams, inclusive of its transportation, receipt, weighing, handling, sorting and conveying same to the FFI plant site at no cost to FFI. OCRC and FFI agree that the principle goal is to deliver high carbon content feedstock to FFI that requires no extraordinary preparation or processing by FFI. OCRC and FFI shall consult, on an ongoing basis, to develop a waste stream profile identifying the optimum feedstock supply for the operation of the plant. For guidance, the preferred feedstock is passenger and truck tires.

                  It is hereby understood that FFI shall have the onsite capacity to process the waste streams supplied by OCRC for utilization in the waste to ethanol process; however, certain oversized waste materials may exceed FFI's processing capacity and require processing by OCRC. Upon such an occurrence, OCRC shall be entitled to collect a fair market processing fee from FFI, currently estimated at $14.00 per ton, for the processing of said oversized waste materials; however, such oversized waste materials shall not exceed 2% of the total yearly waste stream supply as identified in Paragraph 1.1 of this Agreement.

                  1.3 Exclusivity. Except as set forth in this paragraph to the contrary, OCRC hereby covenants that FFI shall have the exclusive right to obtain any and all waste streams accepted or procured by OCRC that are suitable for the production of ethanol by FFI. OCRC may furnish excess waste streams to third parties and may keep and retain any and all payments received from third parties.

         2. Covenants of FFI. FFI hereby covenants to accept any and all waste streams suitable for the production of ethanol and or such other products that may be produced at the Production Facility that are made available to FFI through OCRC's ongoing operations and/or through OCRC contracts with outside suppliers, in quantities up to the maximum operational capacity of the proposed waste to ethanol facility as identified above.

                  2.1 Governmental Complaince. FFI hereby covenants to execute and comply with all statutes, ordinances, rules, orders, regulations, and requirements of the federal, state and municipal governments, and of any and all their departments and bureaus applicable to FFI, including but not limited to the NJDEP, for the correction, prevention, and abatement of nuisances, violations or other grievances, in, upon or connected with the use and acceptance of OCRC waste streams but only, however, to the extent that such results from the particular use and acceptance of FFI. All such costs attendant thereto shall be borne by FFI.

                  2.2 Plant Inactivity and/or Destruction. In the event that the proposed waste to ethanol plant is destroyed by fire, act of god, or any other peril, or the plant becomes inactive for any other cause, FFI shall, at its own expense, dispose of waste streams supplied by OCRC through any and all outside OCRC contracts referenced in Paragraph 1 of this Agreement, until such a time that OCRC can fully satisfy those contracts through use of its best efforts.


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         3. Mutual Covenants. FFI and OCRC hereby agree to use their collective best efforts to identify and obtain the optimum types of waste streams available for the conversion of waste to ethanol; and those most cost effective for acquisition and processing by OCRC.

         4. Term. Accept as set forth herein, this Agreement shall commence immediately upon execution and shall continue for a period of 15 years; however, FFI shall not be obligated to accept the waste streams provided by OCRC until such a time that FFI's proposed waste to ethanol production facility becomes operational. FFI shall notify OCRC in writing of the projected starting date of operations as soon as practical, though not less than 90 days prior to start of operations.

                  4.1 Renewal Term. FFI shall have the option to renew this contract for 9 successive periods of 10 year each, pursuant to the terms stated herein and shall exercise such option by giving written notice to OCRC not less than 180 days prior to the expiration of the initial Agreement.

                  4.2 Termination. This Agreement may be terminated by OCRC upon thirty (30) days notice to FFI setting forth OCRC's desire to terminate this Agreement for the reasons set forth herein:

                  4.2.1 FFI shall neglect or fail to perform or observe any of the material terms and conditions set forth herein and FFI shal fail to remedy same within 30 days after OCRC shall have given FFI written notice specifying such neglect or failure.

                  4.2.2 FF shall: (a) admit in writing its inability to pay its debts generally as they become due; or (b) file a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the Bankruptcy Act (as now or in the future amended) or an answer or other pleading be filed by or on behalf of FFI admitting the material allegations of such a petition or seeking, consenting to or acquiescing in the relief provided for under such Act; or (c) make an assignment of all or of a substantial part of its property for the benefit of its creditors; or (d) seek or consent to or acquiesce in the appointment of a receiver or trustee for all or a substantial part of its property; or (e) be adjudicated a bankrupt or insolvent, or approve a petition filed against it for the effecting of an arrangement in bankruptcy or for a reorganization pursuant to the Bankruptcy Act;

                  4.2.3 As required by the Permit or by any municipal, state and/or federal government, law, rule, or regulation.

                  4.2.4 The termination of the Lease between FFI and Venture III Associates, dated of even date herewith.

                  4.2.5 The suspension of operation of the production facility for any such period of time in which it becomes reasonably clear that operations will not resume.

         5. Consideration. The parties hereby agree that in consideration for the subject agreement, OCRC shall retain any and all tipping and/or other fees collected in the acceptance and/or procurement of waste streams identified herein and FFI shall accept and make final disposal of said suitable waste streams after processing at no additional cost to OCRC.

         6. Governing Law. This agreement will be governed by the laws of the State of New Jersey.


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         IN WITNESS WHEREOF, the duly authorized officers of each of the undersigned have set their hand in seal the day and year first above written.

                                  OCEAN COUNTY RECYCLING CENTER, INC.,
                                  a New Jersey Corporation.


                                  By:  /s/ Louis Sanzaro             11/03/05
                                       ----------------------
                                       Louis Sanzaro, President


                                  FUTURE FUELS, INC.,
                                  a Nevada Corporation


                                  By:  /s/ Jack Young                11/03/05
                                       ----------------------
                                       Jack Young, President